Exhibit 99.1

For Immediate Release	Contact Information
Friday, March 16, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company to Webcast
A.G. Edwards Energy Conference Presentation

SAN ANTONIO -- March 16, 2007 -- The Exploration Company (Nasdaq:TXCO) today announced Chairman, President and CEO James E. Sigmon and Vice President-Capital Markets Roberto R. Thomae will update investors and analysts on TXCO's growth strategy at the annual A.G. Edwards Energy Conference, set for March 20-21 in Boston.

Mr. Sigmon's formal presentation is scheduled to start at 11 a.m. EDT (10 a.m. CDT) Wednesday, March 21. A webcast will be available via the Internet on TXCO's Web site at www.txco.com/presentation.html. The presentation will be archived for future reference.

About The Exploration Company
The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the period ended Sept. 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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